NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Acquires Heartland Crop Insurance

HAMILTON, Bermuda – January 3, 2011 – Everest Re Group, Ltd. (NYSE: RE) announced today that it has acquired the business and operations of Heartland Crop Insurance, Inc. (“Heartland”), a managing general agent, for $55 million plus the agreed upon value of the net assets of the agency, with an additional contingency of up to $13.5 million based on future performance.

Heartland, headquartered in Topeka, Kansas, is a specialty underwriter of crop insurance, offering comprehensive multi peril crop and crop-hail insurance products through its broad distribution network. With estimated premium of $300 million, Heartland ranks among the larger underwriters of U.S. crop insurance business. Everest will seek to obtain the approval of the USDA Risk Management Agency (RMA) to operate as an approved insurance provider of this business under the Federal Crop Insurance Program for the 2012 crop season, which begins on July 1, 2011. Until then, Everest will continue to participate in this business as a reinsurer. On both a direct and reinsurance basis, Everest expects to generate approximately $160 million of premium from this book for 2011.

Commenting on this transaction, Joseph V. Taranto, the Company’s Chairman and Chief Executive Officer, said, “Heartland provides us the opportunity to grow and diversify our insurance platform into a market that has very attractive underwriting dynamics. The acquisition represents a key strategic step towards building out our insurance business into shorter tail specialty lines and is expected to be accretive to earnings in the first year. With its highly experienced team, long-term relationships, and strong track record for performance, Heartland will be a valued addition to the Everest organization.”

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company.  These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

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